Exhibit 4.2 DESCRIPTION OF SECURITIES OF PACIFIC MERCANTILE BANCORP REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT The authorized capital stock of Pacific Mercantile Bancorp (the “Company”) consists of 85,000,000 shares of common stock, no par value per share, 2,000,000 shares of non-voting common stock, no par value per share, and 2,000,000 undesignated shares of preferred stock, no par value per share. Description of Common Stock As of December 31, 2019, the Company had one class of securities registered under the Securities Exchange Act of 1934, as amended: common stock. The following description of the Company’s common stock is a summary and does not describe every right, term or condition of owning the common stock. The description is subject to and qualified by reference to the Company’s articles of incorporation and bylaws, and certain provisions of applicable law, including California law and certain federal laws governing bank holding companies. Fully Paid and Nonassessable All of the outstanding shares of common stock are fully-paid and non-assessable. Voting Rights Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, provided that shareholders may cumulate votes in the election of the Company’s directors (that is, to give any candidate, or any number of candidates, standing for election a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled). The candidates who receive the highest number of votes will be elected as directors. Dividends Subject to the preference in dividend rights of any series of preferred stock which the Company may issue in the future, the holders of common stock are entitled to receive such cash dividends, if any, as may be declared by the Company’s Board of Directors out of legally available funds; provided, that no dividend may be declared or paid on shares of common stock unless a dividend of equal amount is also concurrently declared or paid, as applicable, on non-voting common stock. Liquidation, Dissolution and Winding Up Upon liquidation, dissolution or winding up, after payment of all debts and liabilities, including funds of depositors, and after payment of the liquidation preferences of any shares of preferred stock then outstanding, all assets that are legally available for distribution shall be distributed to the holders of the common stock and the non-voting common stock pro rata based, respectively, on the number of shares of common stock outstanding at such time and the number of shares of common stock into which the non- voting common stock outstanding at such time then be convertible based on the then-effective conversion ratio. No Preemptive or Similar Rights SMRH:4833-4125-0740.2 -1-

Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Anti-Takeover Provisions of the Articles of Incorporation and the Bylaws Set forth below is a summary of the provisions of the Company’s articles of incorporation and bylaws that could have the effect of delaying or preventing a change in control of the Company. The following description is only a summary and it is qualified by refence to the articles of incorporation, the bylaws and relevant provisions of the California General Corporation Law. Blank Check Preferred Stock The Company’s articles of incorporation authorization of undesignated preferred stock permits the Company’s Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. For example, the Board of Directors, without shareholder approval, may issue preferred stock with voting or conversion rights which could adversely affect the voting power of the holders of common stock as well as rights to acquire preferred stock in connection with implementing a shareholder rights plan. This provision may be deemed to have a potential anti-takeover effect, because the issuance of such preferred stock may delay or prevent a change of control of the Company. Furthermore, shares of preferred stock, if any are issued, may have other rights, including economic rights, senior to common stock, and, as a result, the issuance thereof could depress the market price of the common stock. Advance Notice Requirements for Shareholder Proposals and Director Nominees The Company’s bylaws provide that shareholders seeking to make nominations of candidates for election as directors or to bring other business before a meeting of shareholders, must provide timely notice of their intent in writing. To be timely, a shareholder’s notice must be delivered to the Secretary at the Company’s principal executive offices not less than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by us. The bylaws also specify certain requirements as to the form and content of a shareholder’s notice. These provisions may restrict the ability of the Company’s shareholders to bring business before, or to make nominations for directors at, a shareholder meeting. Listing The Company’s common stock is listed on the Nasdaq Global Select Market under the trading symbol “PMBC.” SMRH:4833-4125-0740.2 -2-